ASSIGNMENT AGREEMENT
                            (Ridgefield, Connecticut)

     THIS ASSIGNMENT AGREEMENT made this 3rd day of July, 1996, by and among Continuum Care of Massachusetts, Inc. ("CCC"), a Delaware corporation, CareMatrix of Massachusetts, Inc. (f/k/a CareMatrix Corporation), a Delaware corporation ("Assignor"), and Chancellor of Massachusetts, Inc., a Delaware corporation ("Assignee").

                                   WITNESSETH

     WHEREAS, CCC has entered into that certain Purchase and Option Agreement (the "Purchase Agreement"), dated July 14, 1995, relating to a certain parcel of land located in Ridgefield, Connecticut (the "Land"), a copy of which is attached hereto as Exhibit A;

     WHEREAS, Assignor, an affiliate of CCC, intends to develop the Land for an assisted/independent living facility consisting of approximately one hundred ten
(110) units (the "Project");

     WHEREAS, (a) CCC desires to assign its rights and obligations under the Purchase Agreement to Assignor, and (b) Assignor desires to simultaneously therewith assign certain of its rights and obligations under the Purchase Agreement to Assignee, and (c) Assignee desires to assume such rights and obligations.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. CCC hereby assigns, sets over and transfers unto Assignor to have and to hold from and after the date hereof all of the right, title and interest of CCC in, to and under the Purchase Agreement, and Assignor hereby accepts the within assignment and assumes and agrees with CCC, to perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Purchase Agreement on the part of CCC thereunder to be performed on and after the date hereof, in the same manner and with the same force and effect as if Assignor had originally executed the Purchase Agreement.

     2. Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof all of the right, title and interest of Assignor in, to and under the Purchase Agreement, and Assignee hereby accepts the within assignment and assumes and agrees with Assignor, to perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Purchase Agreement on the part of Assignor thereunder to be performed on and after the date hereof, in the same manner and with the same force and effect as if Assignee had originally executed the Purchase Agreement.

     3. Assignor and Assignee agree that Assignor shall act as developer of the Project pursuant to a turnkey development agreement in form and substance reasonably satisfactory to each of Assignor and Assignee.

     4. Assignor and Assignee agree that Assignor shall, upon completion of construction of the Project, provide operational management services for the Project pursuant to a management agreement in form and substance reasonably satisfactory to each of Assignor and Assignee.

     5. Assignor agrees to indemnify and hold harmless Assignee from and against any and all Claims (as defined in paragraph 7 hereof) accruing or arising under the Purchase Agreement on or before the date hereof.

     6. Assignee agrees to indemnify and hold harmless Assignor from and against any and all Claims accruing or arising under the Purchase Agreement after the date hereof.

     7. For the purposes of this Agreement, the term "Claims" means all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses (including, without limitation, reasonable legal fees and expenses).

     8. This Agreement (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, (ii) shall be governed by the laws of the Commonwealth of Massachusetts, and (iii) may not be modified orally, but only by a writing signed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                             CONTINUUM CARE OF
                                             MASSACHUSETTS, INC.

                                             By:  /s/ James M. Clary
                                                -----------------------
                                                Name: James M. Clary
                                                Title:

                                             ASSIGNOR:

                                             CAREMATRIX OF
                                             MASSACHUSETTS, INC.

                                             By:  /s/ James M. Clary
                                                -----------------------
                                                Name: James M. Clary
                                                Title:

                                             ASSIGNEE:

                                             CHANCELLOR OF
                                             MASSACHUSETTS, INC.

                                             By:  /s/ James M. Clary
                                                -----------------------
                                                Name: James M. Clary
                                                Title:

                                                                       Exhibit A

                          PURCHASE AND OPTION AGREEMENT

     This Purchase and Option Agreement is made by and between GEORGE L. BAKES, of the Town of Norwalk, Connecticut ("Seller") and CONTINUUM CARE OF MASSACHUSETTS, INC., a Delaware corporation having a principal place of business at 197 First Avenue, Needham, Massachusetts 02194 ("Buyer").

                               STATEMENT OF FACTS

     A. On May 21, 1991, Seller and A.M.A. Development Corp., an affiliate of Buyer, entered into that certain Option Agreement ("Option Agreement") with regard to the sale of premises located at the intersection of Connecticut Route 7 and 25 in the Town of Ridgefield, County of Fairfield and State of Connecticut ("Premises") for the development of a three stage project including a nursing facility, congregate housing and independent living units (collectively, the "Project").

     B. On March 5, 1992, Seller and G-WZ Development Group, Inc., an affiliate of to Buyer, entered into a certain Amendment to Option Agreement.

     C. On September 30, 1992, CCC of Ridgefield, Inc., an affiliate of Buyer, and Seller concluded the sale of that portion of the Premises described as Phase I in the Option Agreement, pursuant to the terms of the Option Agreement.

     D. Seller and Buyer are desirous of further amending and restating the terms and conditions of the Option Agreement with respect to the remainder of the Premises and the development of Phase II and Phase III of the Project.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged:

                                  IT IS AGREED:

     1. Phase I. The parties acknowledge that Phase I of the Project has been completed. This Purchase and Option Agreement shall replace and supersede all prior agreements between Seller and Buyer and its affiliates, including without limitation, the Option Agreement.

     2. Grant of Option. The Seller does hereby grant to the Buyer, or its nominee, the exclusive option to purchase, during the entire term of this Agreement, upon the terms and conditions hereinafter set forth, so much of the remaining Premises owned by Seller and situated in Ridgefield, Connecticut, as more fully described on Exhibit A hereto, being adjacent to the Phase I Premises and containing the minimum acreage required by local zoning ordinances for the development of Phase II of the Project, as established pursuant to paragraph 3 below ("Phase II

Premises"). The term of this Purchase and Option Agreement shall commence on the date of this Agreement and shall terminate upon termination of the right of first refusal contained herein relating to Phase III Premises, as hereinafter defined.

     3. Deed Description. The Seller agrees to convey the Phase II Premises using a description which conforms with a survey in recordable form to be supplied by the Buyer showing the Phase II Premises. The description of the Phase II Premises shall be that portion of the parcel of land described on Exhibit A shown as the Phase II Premises on site plans or subdivision applications presented to the Town of Ridgefield for approval, and Seller agrees to convey such parcel of land in accordance with the terms and conditions of this Agreement. The survey showing the Phase II Premises shall be prepared in accordance with the standards of a Class A-2 survey as defined in the Code of Practice for Standards of Accuracy of Surveys and Maps, as adopted by the Connecticut Association of Land Surveyors, Inc., and shall be certified to the Seller and Buyer. Excluding the Phase II Premises, the remainder of the Premises owned by Seller shall be referred to herein as the "Phase III Premises". The deed of the Phase II Premises shall reserve appropriate access and utility easements for the benefit of Phase III.

     4. Consideration. The purchase price for the Phase II Premises is One Million Seven Hundred Fifty Thousand and 00/100 ($1,750,000) Dollars ("Purchase Price"), subject to increase as set forth below, and shall be paid as follows:

     (a) by credit of one-half of the amount of any Monthly Payments described in this paragraph;

     (b) the balance shall be paid in cash, bank check, attorney's client fund check, certified check, wire transfer or other mutually acceptable means at the Closing.

     In the event that the total number of units to be constructed on the Phase II Premises ("Phase II Units"), as approved by the Town of Ridgefield, exceeds one hundred and ten (110), the Purchase Price shall be increased by Seventeen Thousand Five Hundred Dollars ($17,500) for each approved unit in excess of one hundred and ten (110).

     In the event that the closing does not occur on or before March 1, 1996, Buyer shall pay to Seller the amount of Ten Thousand and 00/100 ($10,000) Dollars per month (each a "Monthly Payment" and collectively the "Monthly Payments") commencing March 1, 1996, and on the first day of each month thereafter, until the date that Buyer exercises its option to purchase hereunder. One-half of the total amount of such Monthly Payments shall be applicable to the Purchase Price payable hereunder. If

Buyer is in default in payment of any Monthly Payment, and such default is not cured within ten (10) days after Buyer's receipt of written notice of default from Seller, this Agreement shall be deemed to be void, all rights and liabilities of the parties hereunder shall terminate and Seller shall retain all Monthly Payments made through such date.

     5. Approvals.

     (A) Buyer's ability to exercise this Option is contingent upon Buyer, or its nominee or assignee, obtaining, at its own expense, or waiving, in its sole discretion, all requisite Federal, State and local Final Approvals with respect, and in order to, develop a congregate care facility comprised of not less than one hundred ten (110) units nor more than one hundred thirty (130) units and a planned unit development containing not less than ninety (90) or more than one hundred ten (110) residential dwellings. All of such Federal, State and Local approvals shall be hereinafter collectively referred to as the "Approvals". The Approvals shall not have been deemed to be received unless at least two hundred five (205) units in the aggregate are approved. The parties acknowledge that the Approvals shall also be deemed to include obtaining finalization of a water source sufficient for the development of Phase II and Phase III of the Project. The term "Final Approvals", as used herein, shall mean that all Approvals have been obtained and all appeal periods have expired with no appeals having been filed, or in the event that an appeal has been filed, upon the favorable disposition of such appeal without the filing of a further appeal. Buyer shall be solely responsible for all costs incurred in obtaining the Final Approvals. Notwithstanding the foregoing, the Final Approvals shall be deemed to have been received if all Final Approvals for the development of Phase II and Phase III have been obtained.

     (B) The parties acknowledge that a zoning amendment permitting use of the Phase II Premises and Phase III Premises for Buyer's intended development, subject to issuance of site plan, special permit and other required approvals, has been approved by the Town of Ridgefield prior to the date of this Agreement. Immediately after execution of this Purchase and Option Agreement, Buyer shall undertake and use due diligence to finalize the selection of and all necessary documentation and approvals for a water source which will supply sufficient water for the development of Phase II and Phase III of the Project, at an expense and without conditions unacceptable to Buyer, in its sole discretion ("Water Approvals"). Buyer agrees to commence preparation of a revised site plan for the Phase II Premises and Phase III Premises ("Preliminary Site Plan") for submission to Seller for approval on or before September 1, 1995. The Preliminary Site Plan shall reflect design parameters for Phase

II and Phase III of the Project, consistent with the proposed uses for the Phase II Premises and the Phase III Premises and consistent with Buyer's current marketing needs. CCC shall use all reasonable efforts to develop a preliminary site plan showing a nearly equal mix of Phase II Units and Phase III Units. The Phase II Building footprint shall be smaller and the Plase II loop road shall be the same or smaller than as set forth on the previously approved site plan for Phase II as approved by the Town of Ridgefield. Upon completion of the Preliminary Site Plan, Buyer shall submit the Preliminary Site Plan to Seller for Seller's approval, which shall not be unreasonably withheld, provided that it contains the number of units designated in Paragraph 5(A) above. Upon approval of the Preliminary Site Plan, CCC shall promptly prepare or cause to be prepared the necessary zoning application to the Town of Ridgefield for site plan approval for the Phase II units and the Phase III units, and subdivision approval for the subdivision of the Phase II Premises and the Phase III Premises. Buyer shall use reasonable efforts to submit such applications to the Town of Ridgefield on or before November 30, 1995.

     Buyer shall work with the Ridgefield Water Supply Company to engineer design and construct at its cost all necessary water systems to deliver water from RUSC's off-site well in conjunction with the excess capacity from the Phase I well to the Phase II Premises in sufficient amounts to supply water to Phase II and Phase III. Buyer agrees that all other utilities and drainage for Phase II will be placed, sized and built to accept Phase III utilities and drainage.

     6. Exercise of Option. This Option may be exercised by Buyer at any time on or before the date which is thirty (30) days after the date that all Final Approvals for the development of the Phase II Premises and the Phase III Premises have been obtained, by giving written notice of such exercise to Seller in accordance with the provisions of Section 15 of this Agreement.

     7. Closing. If the Buyer exercises its option to purchase the Phase II Premises, the closing of title of the Phase II Premises ("Closing") shall take place on the first business day which is forty-five (45) days after the date that all Final Approvals for the development of Phase II Premises and Phase III Premises have been obtained. The closing of title shall take place at the law offices of Levy & Droney, P.C., Attorneys at Law, 74 Batterson Park Road, Farmington, Connecticut or such other place as may be required by Buyer's lender or mutually agreed upon by the parties. Buyer shall be entitled to full possession of the Phase II Premises at the Closing, free and clear of tenants and all other encumbrances, except those specifically set forth on Exhibit A or matters not objected to by Seller as required by Paragraph 8. At the Closing, all adjustments of real estate taxes and other matters shall be made as of the date of Closing in accordance with the practice of the Fairfield County Bar Association. Buyer shall be responsible for any conveyance taxes due in connection with the transfer of title. In the event that the Closing has not occurred on or before September 1, 1996, Seller shall have the right to terminate this Agreement upon written notice to Buyer, whereupon all rights and liabilities of the parties shall termi [ILLEGIBLE LINE OF TEXT] If Buyer elects to terminate the Agreement, Buyer agrees to provide to Seller, without charge, copies of all plans, studies, maps, surveys [ILLEGIBLE INSERTION] or other documentation or data which Buyer has received and/or compiled in connection with its pursuit of the Approvals, exclusive of any working drawings pertaining to structures, but inclusive of all landscape plans.

     8. Title and Conveyance. Seller shall convey the Phase II Premises by Warranty Deed, subject only to local ordinance, municipal regulation, public or private law and only those encumbrances and title exceptions listed on Exhibit A attached hereto and shall be conveyed free and clear of those items listed as objections to title and number ___ through ___ inclusive on Exhibit A. Seller acknowledges that he shall pay off any monetary encumbrances affecting the Premises at the Phase II Closing, except that the sewer assessment shall be adjusted as follows. Seller shall pay any installments due on the sewer assessment for the Phase II Premises and the Phase III Premises prior to closing. As to the final installment of the sewer assessment due in 1996, Buyer shall pay the sum of $7,000 at closing and Seller shall pay the balance due at closing if Seller has [ILLEGIBLE REST OF SENTENCE]. Seller shall not further encumber all or any portion of the Premises in any manner prior to the Closing. The parties agree that the Buyer shall determine to its sole satisfaction on or before August 15, 1995 whether Seller's title to the Phase II Premises is good and marketable; if Buyer shall determine that Seller's title to the Premises is not to its satisfaction, Buyer shall so notify the Seller in writing whereupon Seller shall have an opportunity for a period not to exceed thirty (30) days from the date of such notice to remedy to Buyer's sole satisfaction the alleged defects or defects claimed. If, after the expiration of said thirty (30) day period, said defects have not been remedied to Buyer's sole satisfactions, Buyer, at its option may terminate this Agreement by notice to Seller within ten
(10) days after expiration of said thirty (30) day period in the manner provided in Section 15 hereinafter, in which event Seller may retain all monies received by Seller hereunder, and neither Buyer nor Seller shall thereafter have any further liability or obligation to the other hereunder. In the event that Buyer fails to notify Seller of Buyer's intent to terminate this Agreement pursuant to the immediately preceding sentence, and in the event that Buyer thereafter exercises its option to purchase the Phase II Premises, Buyer shall be deemed to have elected to accept title to the Phase II Premises on the terms and conditions set forth in this Agreement, subject to the items listed on Exhibit A and any other defects which were existing as of the date of Buyer's title search and not objected to on Exhibit A.

     9. Right of Entry. The Buyer shall have the right, during the term of this Purchase and Option Agreement and at all times prior to Closing, to enter upon the Phase II Premises and the Phase III Premises for the purpose of examining and inspecting the same, for making soil tests, borings, thereon1 ascertaining the adequacy of the water supply available for Buyer's intended use of the Phase II Premises and the Phase III Premises, making boundary and topographical surveys thereof, including the right to cut brush and branches, if necessary, and conducting other tests and studies (including without limitations, studies of utility services available thereto) as will enable the Buyer to ascertain the suitability of the Phase II Premises and the Phase III Premises for Buyer's intended uses. Buyer shall indemnify and hold Seller harmless from any and all claims, liabilities, actions and demands made by reason of or arising out of such entries, inspections and/or the conducting of any and all of the above-mentioned activities and tests on or at the Phase II Premises or the Phase III Premises.

     10. Real Estate Agent. The Seller and the Buyer agree that if any real estate broker or agent makes a claim for commission in connection with this transaction, then the party dealing with such real estate broker or agent shall defend, indemnify and hold the other party harmless against any costs or expenses, including the cost of defense, resulting from any such claim. The Seller represents and agrees that he has not granted any listing or other brokerage agreement to a real estate broker or agent in connection with the Phase II Premises or the Phase III Premises.

     11. Seller's Representations. Seller represents to Buyer that:

          a. There are no outstanding written or oral leases or tenancies of any kind in any way affecting the Phase II Premises or the Phase III Premises.

          b. Seller is the sole owner of the Phase II Premises and the Phase III Premises and has good and marketable fee simple title to the Phase II Premises and the Phase III Premises and has the sole and unrestricted right and power to enter into this Agreement and to perform the obligations of Seller as set forth herein;

          c. So long as this Option is in effect, and thereafter until the deeds have been filed for record, Seller will neither do, commit or suffer to be done any act or thing that will adversely effect Seller's title to the Phase II Premises or the Phase III Premises or any part thereof;

          d. Seller has not granted to any person, firm or corporation any right in and to the Phase II Premises or the Phase III Premises that will prevent or interfere with Buyer taking title to a possession of the Phase II Premise or the Phase III Premises on or after the closing;

          e. There is no litigation pending with respect to the Seller or the Phase II Premises or the Phase III Premises which would effect the ability of the Seller to conclude the transaction contemplated hereunder.

     12. Right of First Refusal. At all times during the term of this Agreement and for a period of two (2) years thereafter, Seller hereby grants to Buyer or its nominee or assignee a right of first refusal on the Phase III Premises or any part thereof on the terms and conditions described in this paragraph. This right of first refusal shall not apply in the event of a development of the Phase III Premises by Seller if the Seller elects to proceed without a general contractor, partner or other unrelated investor or equity participant in the development. In the event that Seller received a bona fide written offer from an unrelated third party for the purchase of all or any part of the Phase III Premises which Seller intends to accept, and upon satisfaction of all conditions to such offer ("Offer"), Seller shall give prompt written notice of the same to Buyer or its nominee or assignee ("Seller's Notice"). For purposes of this Right of First Refusal, any lease or other transfer of ownership or possession of all or any part of the Phase III Premises for a period equal to or exceeding ten
(10) years shall be deemed an Offer and shall be subject to Buyer's rights hereunder. Upon receipt of Seller's Notice, Buyer or its nominee or assignee shall have the right for a period of thirty (30) days following receipt of Seller's Notice to review the same. If Buyer elects to purchase the Phase III Premises or so much thereof as shall be subject to the terms of the Offer, Buyer shall give written notice to Seller of its election to purchase the same, within thirty (30) days after its receipt of Seller's Notice, upon all of the same terms and conditions contained in the Offer.

     Buyer and Seller agree to use reasonable efforts to reach agreement regarding an acceptable purchase price for the Phase III Premises. In the event that Buyer and Seller have not reached agreement regarding such a purchase price and entered into an agreement for sale of the Phase III Premises on or before the Closing of the Phase II Premises, Seller shall execute a document in recordable form granting the Right of First Refusal hereunder to Buyer for recording on the Ridgefield Land Records.

     13. Assignment. Buyer shall not assign this Agreement or any rights hereunder, without the prior written consent of Seller, which shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall be entitled to assign this Agreement, without the prior written consent of Seller, to a nominee of Buyer under Buyer's control, or to any affiliate, subsidiary or other corporation or entity under the control of Buyer. In the event of an assignment to a nominee or affiliate of Buyer, Buyer shall guaranty the performance of Buyer's obligations, if any, under this Agreement as of the date of such assignment.

     Seller shall not assign this Agreement or any rights hereunder, without the prior written consent of Buyer, which shall not be unreasonably withheld, until the earlier of: (A) the date Buyer exercises its option to purchase Phase II, or
(B) the last date available for Buyer's exercise of its option to purchase Phase II under the terms of this Agreement. Notwithstanding the foregoing, at any time during the term of this Agreement, Seller shall be entitled to assign this Agreement and his rights hereunder to his children, trusts for his children, or any corporation or partnership of which he is in Control. Notwithstanding any assignment, Seller agrees that until the all Final Approvals are obtained, he shall cooperate with Buyer in securing all of the Approvals. Any such assignment shall be subject to all terms and conditions of this Agreement, and Seller shall provide Buyer with prompt notice of any such assignment. In the event of any transfer to a party unrelated to Seller, it is agreed that any such assignee shall provide Buyer with written notice of any claimed default, and a reasonable period of time to cure any claimed default, prior to declaring any default hereunder. Any defaults other than payment defaults which are not susceptible of cure but which do not affect Buyer's ability to go forward and construct the Project and fulfill its obligations to Seller hereunder shall not be deemed to be defaults after the date of any such assignment.

     14. Hazardous Waste. Seller agrees to execute at Closing a hazardous waste affidavit to the satisfaction of Buyer or Buyer's construction and/or permanent lender or lenders which shall be in a form substantially similar to the following:

          "During the tenure of Bakes' ownership of the property, or any real property contiguous to the property of which the property was a part during the last three (3) years (the property and any such contiguous property are collective referred to in, and for the purposes of, this affidavit as the "Premises"), Bakes has not used the Premises for, and to the best of Bakes' knowledge and belief the Premises have not been used for, the generation, treatment, storage, handling or disposal of any hazardous substances, and to the best of Bakes' knowledge and belief, the Premises do not contain any underground storage tanks, or any chemical or other substance that is prohibited, limited or regulated by law and further, there has been no discharge, uncontrolled loss, seepage or filtration of oil or products of hazardous wastes on or from the Premises."

     In no event, however, shall Bakes provide an indemnification or shall such affidavit be construed as an indemnification, of any sort, relevant to losses, liabilities, damages, claims, causes of action, costs or expenses arising from or in connection with any detection, discovery, clean-up, removal, or similar protection or remedial action relevant to hazardous substances in, on or about the Phase II Premises or the Phase III Premises.

     15. Notices. All notices required, contemplated or sent pursuant to this Agreement, shall be valid only if in writing and hand delivered, delivered via an express mail or overnight delivery service, or sent postage prepaid by certified United States mail, return receipt requested, and shall be deemed received one (1) business day after hand delivery or delivery via an express mail or overnight delivery service, or five (5) business days after the date of mailing by certified United States mail, return receipt requested, and if properly addressed as follows:

to Seller at:                   Mr. George Bakes
                                118 Silvermine Avenue
                                Norwalk, CT 06850

with a copy to:                 Lawrence Dennin, Esq.
                                65 East Avenue
                                P.O.Box 390
                                Norwalk, CT 06852

and to Buyer at:                Mr. Michael Zaccaro
                                Continuum Care of Massachusetts, Inc.
                                197 First Avenue
                                Needham, MA 02194

with a copy to:                 Richard S. Mann, Esq.
                                Continuum Care of Massachusetts, Inc.
                                197 First Avenue
                                Needham, MA 02194

and with a copy to:             Jomarie T. Andrews, Esq.
                                Levy & Droney, P.C.
                                74 Batterson Park Road
                                P.O. Box 887
                                Farmington, CT 06034

     16. Governing Law. The parties hereto agree that this Agreement shall be governed by and interpreted under the laws of the State of Connecticut and any dispute arising out of the Agreement shall be subject to the jurisdiction of the Courts of the State of Connecticut.

     17. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives and assigns, subject to the limitations set forth in Section 13.

     18. Cooperation. Seller agrees to give his full cooperation to the Buyer with regard to the Buyer's proposed development of the Phase II Premises and the Phase III Premises. Seller shall execute such applications, permit requests and other documents as may be necessary or appropriate. Seller shall deliver to Buyer promptly after executing this Agreement any surveys, title information, or other documentation owned by Seller with respect to the development of the Phase II Premises or the Phase III Premises.

     19. Relationship of the Parties. Nothing in this Agreement shall ever be construed as creating a joint venture between Buyer and Seller, or any relationship other than that of Buyer and Seller.

     20. Notice of Agreement. The parties agree that this Agreement shall not be recorded on the Ridgefield Land Records. Seller agrees to execute a notice of this Agreement, including the right of first refusal granted hereunder, for recording on the Ridgefield Land Records, provided that Buyer shall simultaneously deliver a release of such notice of agreement to be held in escrow by Seller's counsel, in accordance with the terms and conditions of a separate escrow letter.

     21. Time of the Essence. Time is of the essence with respect to those provisions of this Agreement relating to the Closing date, the exercise of Buyer's option and right of first refusal and the making of all payments. Nothing in this Section 18 shall be deemed to shorten or eliminate any applicable notice and cure periods expressly contained herein. All provisions relating to payments and exercise shall be strictly construed.

     Signed as an instrument under seal on this 14th day of July 1995.

/s/ [Illegible]                              /s/ George L. Bakes
-------------------------                    --------------------------
                                             George L. Bakes

/s/ [Illegible]
-------------------------

                                             CONTINUUM CARE OF
                                             MASSACHUSETTS, INC.

/s/ [Illegible]                              By /s/ [Illegible]
-------------------------                       --------------------------
                                                Its Vice President

/s/ [Illegible]
-------------------------

STATE OF CONN.       )
                     )      SS. [ILLEGIBLE]
COUNTY OF FAIRFIELD  )

     The foregoing instrument was acknowledged before me this [ILLEGIBLE] day of July, 1995, by George L. Bakes.

                                          /s/ [ILLEGIBLE]
                                          ---------------------------------
                                          Notary Public
                                          Commissioner of the Superior Court

STATE OF CONNECTICUT )
                     )      SS. [ILLEGIBLE]
COUNTY OF FAIRFIELD  )

     The foregoing instrument was acknowledged before me this 14th day of July, 1995, by [ILLEGIBLE] Vice President of Continuum Care of Massachusetts, Inc. a Delaware corporation, on behalf of the corporation.

                                          /s/ [ILLEGIBLE]
                                          ---------------------------------
                                          Notary Public
                                          Commissioner of the Superior Court

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